EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Record May Sales of $140.9 Million, an Increase of 25.8%
Same Store Sales Increased 17.1%

Warrendale, PA, June 1, 2005 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the month ended May 28, 2005 increased 25.8% to a record $140.9 million, compared to $112.0 million for the month ended May 29, 2004. Comparable store sales increased 17.1% for the May period.

Total sales for the year-to-date seventeen-week period ended May 28, 2005 increased 33.9% to $594.9 million, compared to $444.2 million for the seventeen-week period ended May 29, 2004. Comparable store sales increased 24.5% for the year-to-date period.

The company is reiterating its previously announced second quarter earnings guidance of $0.32 to $0.33 per share, which compares to earnings per share of $0.22 from continuing operations in the second quarter of last year, representing 45% to 50% earnings growth.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 779 AE stores in 50 states, the District of Columbia and Puerto Rico, and 70 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding second quarter sales and earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our second quarter sales, markdowns and/or earnings expectations may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857